Exhibit 10.44

SECOND AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective as of March 3, 2006 by and between Digirad Corporation, a Delaware Corporation (the “Company”) and Mark Casner (“EXECUTIVE”). The Company and EXECUTIVE are hereinafter collectively referred to as the “Parties,” and individually referred to each or any as a “Party.”

RECITALS

A. WHEREAS, in light of recent changes in tax laws, the parties wish to amend the Executive Employment Agreement they have entered into on or about September 9, 2005 (the “Agreement”) as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Section 4.2 of the Agreement shall be replaced in its entirety by the following:

“4.2 Termination Without Cause. The Company may voluntarily terminate this Agreement, and EXECUTIVE’s employment, without Cause by giving not less than thirty (30) days written notice to EXECUTIVE. Any such notice shall specify the exact date of termination (the “Termination Date”). If EXECUTIVE’s employment under this Agreement is terminated by the Company without Cause (as defined herein), EXECUTIVE shall be entitled to receive his Base Salary at the rate currently being paid as of the Termination Date in an amount equal to an additional nine (9) months of service as an employee after the Termination Date (such Base Salary payments shall be paid over time in accordance with the Company’s general payroll practices, as and when such Base Salary would have been paid had EXECUTIVE’s employment not been terminated, provided, however, that to the extent any portion of this nine (9) months worth of Base Salary has not been paid by March 14th of the year following the year of EXECUTIVE’s Termination Date, any and all unpaid portions of the Base Salary payments not paid by that date shall be paid in a single lump sum to EXECUTIVE on March 15th of the year following the year of EXECUTIVE’s termination. Notwithstanding the foregoing, EXECUTIVE shall not be entitled to any options granted to EXECUTIVE to purchase shares of the Company’s stock that are unvested at the time of such termination without Cause. The payments provided for in this paragraph shall be in lieu of, and not in addition to, severance, if any, payable under any other plan or policy now in effect or adopted or modified from time to time by the Company. Notwithstanding anything in this agreement to the contrary, EXECUTIVE’s right to receive severance pay is conditioned upon EXECUTIVE’s execution and delivery of a General Release, releasing all claims EXECUTIVE may have or claim to have against the Company and its respective agents and representatives, in a form acceptable to Company, in its sole discretion. EXECUTIVE shall not be under any obligation to mitigate the Company’s obligation by securing other employment or otherwise. During the period when such severance compensation is being paid to EXECUTIVE, he shall not (i) engage, directly or indirectly, in any other business activity that is competitive with, or that places him in a competing position to that of the Company or any Affiliated Company (provided that EXECUTIVE may own less than two percent (2%) of the outstanding securities of any publicly traded corporation), or (ii) hire, solicit, or attempt to hire on behalf of himself or any other party any employee or exclusive consultant of the Company.”

All other terms and conditions of the Executive Employment Agreement shall remain the same.

THE COMPANY: DIGIRAD CORPORATION a Delaware Corporation			EXECUTIVE: MARK CASNER

By:		,
Secretary

Date:			Date:

2